EXHIBIT 11



                             TYCO INTERNATIONAL LTD.
                         Earnings Per Share Computation
                    (In thousands, except per share amounts)



                                                   Quarter Ended                Six months Ended
                                                     December 31,              December 31,
                                                  -------------------         --------------------
                                                    1994       1993             1994       1993
                                                  -------     -------         --------   ---------
     Calculation of earnings per share:

     Net Income before extraordinary item          $26,624    $43,402          $80,009    $85,470

     Extraordinary item                             (2,600)         -           (2,600)         -
                                                    -------   -------          --------   --------
     Net income                                     $24,024   $43,402          $77,409    $85,470
                                                    =======    ======           =======    ======
     Weighted average common shares issued
        and outstanding during the period            73,307    70,969            72,271     70,952

     Increase in weighted average common
        shares outstanding due to restricted
        stock plan, stock options and warrants        1,878     2,721             2,461      2,672
                                                     ------     -----            ------      -----

     Total common equivalent shares                  75,185    73,690            74,732     73,624
                                                    =======    ======            =======    ======
     Earnings per share:

     Before extraordinary item                         $0.35    $0.59             $1.07      $1.16

     Extraordinary item                                (0.03)       -             (0.03)          -
                                                     --------  ------            -------     -------

     Net income                                        $0.32    $0.59             $1.04      $1.16
                                                     =======   =======           =======     ======
